EXHIBIT 99.2

Two Rivers Signs Letter of Intent to Acquire Established B2B Hemp Consumable Company Cannasmoke

DENVER, CO, Aug. 15, 2019 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE – Two Rivers Water & Farming Company (“Two Rivers” or the “Company”) (OTCQB: TURV), a strategic company that acquires, manages and develops the infrastructure of southeastern Colorado’s water delivery, announced today that the Company has signed a letter of intent (LOI) to acquire 100 percent of the assets of UST Mexico, Inc and its subsidiaries Hempacco Co, Inc and US Tobacco de Mexico, SA de CV (together referred to as the Seller). The acquisition will enable Two Rivers to distribute products derived from its internal farm operations.

On August, 6, 2019, Two Rivers executed a letter of intent with the Seller to further position the Company as a fully integrated leader in agriculture-based consumer products. UST Mexico, Inc. DBA Cannasmoke specializes in manufacturing and distribution of hemp based and tobacco smokable products and has strong relationships in mainstream retail such as duty free stores, supermarkets, convenience stores and smoke shops. Designed to enable smaller companies to compete against large brands, Cannasmoke has a track-record of success in developing and producing high-quality consumer brands.

Hempacco Co. is a Southern California based manufacturing company entering the rapidly growing Hemp/CBD markets in the United States and Globally with a filtered combustible hemp smokable. It’s products resemble a traditional cigarette, but contains only whole plant hemp with naturally occurring CBD level.

Cannasmoke’s management brings over 20 years of manufacturing, sales, marketing and international logistics expertise to Two Rivers. Senior management has decades of experience at British American Tobacco, and Philip Morris.

Cannasmoke will open new doors to national and international distributors for the launch of Hemp smokables, as well as Two River’s entire whole plant hemp based product lines. UST Mexico, has particularly extensive distribution in Mexico with relationships of many supermarkets, convenience stores, pharmacies’ and door to door distributors.

“We are pleased to partner with Two Rivers to have a steady and quality supply of hemp biomass for our brands and strive to be the premier manufacturer of Hemp Smokables in the USA, and around the world,” said Sandro Piancone, President of UST Mexico, Inc DBA Cannasmoke. “We look forward to creating new and exciting and innovative Hemp Smokable brands”

“Cannasmoke sales were approximately $4,000,000 in 2018 and we expect this type of revenue growth to continue as we integrate with Two Rivers and optimize our supply chain through their agricultural operations,” added Piancone.

“By acquiring a company like UST Mexico, Two Rivers will increase its cultivation and processing expertise as well as gain access to countless retail relationships that will enable the company to distribute our products throughout the US,” said Greg Harrington, Managing Director of Vaxa Global, LLC, the farm management division of Two Rivers. “As we further vertically integrate, Two Rivers is not only a land and water company, but an emerging leader in the expanding hemp production and consumer product markets. This will further position us to capture market share in the expanding global hemp industry and further diversifies Two Rivers operating capacity and value propositions.”

According to the LOI, the Seller will receive 15,000,000 newly issued common shares of TURV. These are exchanged based on the value per share of TURV at $1.00 with an enterprise valuation of $20 million.

“Two Rivers has consistently proven to be a company that looks towards the future for its subsidiaries, customers and shareholders, which is why UST is thrilled to announce this letter of intent,” said Sandro Piancone, President of UST Mexico. “With Two Rivers’ expertise and land resources paired with our established post-production supply chain, I am extremely confident in this relationship with the established Company as a leading player in this booming marketplace.”

The timeline for the LOI includes the execution of the Definitive Agreement with completed exhibits by 75 days of the signing. Completion of due diligence investigation within 30 days of signing and the closing of the transaction within fifteen days of the execution of the Definitive Agreement.

About Two Rivers

Two Rivers is a Colorado-based company with a diverse asset base of land and water that it plans to monetize through recently acquired hemp companies to form an integrated seed-to- sale enterprise. The Company is positioned to grow various strains of hemp with proprietary genetics, to sell bulk biomass and to process and extract isolate, and to develop and distribute consumer products. With its home-grown hemp it has developed a line of products based on an innovative first-to-market Nature’s Whole Spectrum™ approach. To learn more about Two Rivers, visit www.2riverswater.com.

About UST Mexico, Inc DBA Cannasmoke

UST Mexico, Inc. DBA Cannasmoke is a Nevada based company with production facilities in San Diego and Tijuana Mexico, 8 miles over the border. The company specializes in manufacturing and distribution of hemp based and tobacco smokable products and has strong relationships in mainstream retail such as duty free stores, supermarkets, convenience stores and smoke shops. Designed to enable smaller companies to compete against large brands, UST Mexico, Inc. DBA Cannasmoke has a track-record of success in developing and producing high-quality consumer brands. To learn more about UST Mexico DBA Cannamsoke, visit www.hempaccopackaging.co

To learn more about UST Mexico, Inc. DBA Cannasmoke visit www.hempaccopackaging.com

Investor Contact: info@hempaccopackaging.com

Media Contact: Cassandra

Dowell CMW Media

858-264-6600

cassandra@cmwmedia.com